Exhibit 10.30

CONSULTING AGREEMENT

This Consulting Agreement (the "Agreement"), effective as of the 10th day of October 2013 (the “Effective Date”), is made between Single Touch Systems Inc. ("Company") having offices at 100 Town Square Place, Suite 204, Jersey City, NJ 07310, and Peter D. Holden, an individual residing at 85 Mallard Drive, Greenwich, CT 06830 (the "Consultant")(collectively, the “Parties”).

WHEREAS, Company desires to obtain from Consultant the services (the "Services") more fully described in Exhibit A attached hereto, and Consultant is offering to provide such Services to Company in accordance with the terms of this Agreement.

NOW THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged, Company and Consultant hereby agree as follows:

1.             Services and Work Product.

1.1           Description of Services.  Consultant hereby agrees to provide to Company, and Company hereby specifically commissions Consultant to provide to the Company, the Services more specifically described in Exhibit A for use by the Company in its business.  The Services may also include preparation of such narrative works, spreadsheets, graphics, software and other works as may be necessary from time-to-time related to the specified services. (collectively, the "Work Product").

1.2           Intellectual Property, Confidentiality and Common Interest.
(A)           Consultant hereby agrees that, subject to Company's payment of all amounts owing under this Agreement, Company shall be the owner of any and all Work Product and other inventions and information of any nature conceived, compiled or authored by Consultant and first created during the course of Consultant providing the Services to Company pursuant to this Agreement (the “Inventions and Works of Authorship”) and that the same shall constitute "works made for hire" (as that term is defined in the United States Copyright Act) by Consultant because they have been specifically ordered or commissioned from Consultant for use by Company.  Consultant hereby acknowledges and agrees that, to the extent any Inventions and Works of Authorship are not, for whatever reason, deemed to be “works made for hire” Consultant hereby grants, transfers, conveys, and assigns to Company and its successors and assigns, all of Consultant's right, title, interest, ownership and all subsidiary rights in and to such Inventions and Works of Authorship and all trademark, copyrights, trade secret, patent and other intellectual and industrial property rights of whatever nature throughout the world covering or embodied by such Inventions and Works of Authorship.

Single Touch Systems Inc. Newport Corporate Center 100 Town Square, Suite 204 Jersey City, NJ 07310
Tel: 201-275-0555 Fax: 201-942-3091 ADC: #SITO www.singletouch.net

(B)           To the extent that Consultant uses or incorporates into any Inventions and Works of Authorship or other Work Product of Consultant created in the course of Consultant providing the Services to Company pursuant to this Agreement any inventions, programming, works of authorship, compilations of data, or other information of any nature conceived, compiled, authored, developed or otherwise created by Consultant prior to, or outside the scope of, Consultant providing the Services to Company pursuant to this Agreement (collectively, the “Pre-existing Inventions and Works"), then subject to payment of all amounts owing to Consultant pursuant to this Agreement, Consultant hereby grants to Company a perpetual, fully-paid, royalty-free, non-exclusive, transferable, assignable and sublicenseable right, under any and all trademarks, copyrights, trade secrets, patents and other intellectual and industrial property rights of whatever nature throughout the world covering or embodied by the Pre-existing Inventions and Works, to make, have made, use, copy, distribute, display, perform, modify, translate, offer to sell, sell, and otherwise transfer or dispose of such Pre-existing Inventions and Works and any products and services embodying or covered by those trademark, copyright, patent, trade secret and other intellectual and industrial property rights.

(C)           For the purposes of this Agreement, the term “Confidential Information” shall mean any information not generally known or available to the public, which was obtained from or disclosed to Consultant by Company in the course of Consultant providing Services to Company pursuant to this Agreement, including, without limitation, Inventions and Works of Authorship, and any other graphic and narrative content, operating and financial information, computer software, source code and flow charts proprietary to Company.  For so long as Consultant provides Services to Company and thereafter for so long as the Confidential Information (as defined above) has not otherwise been publicly disclosed by Company, Consultant hereby expressly agrees that (i) Consultant shall not divulge, directly or indirectly, other than in the regular and proper course of providing Services to Company pursuant to this Agreement, and (ii) Consultant shall not use, directly or indirectly, any Confidential Information for the benefit of anyone other than Company; provided, however, that Consultant shall have no obligation, express or implied, to refrain from using or disclosing to others any Confidential Information which is or hereafter shall become generally available to the public other than through Consultant's breach of this Agreement.  In the event Consultant is or may foreseeably be compelled to disclose any Confidential Information pursuant to any law, regulation, order of a court of competent jurisdiction or other legal process, Consultant shall give Company prior written notice, reasonable in light of the circumstances, of such compelled disclosure.

(D)           Single Touch has prepared various analyses and documentation relating to certain patents and patent applications owned by Single Touch and third parties, including analyses and documentation relating to litigation or potential litigation and intellectual property protection and strategy (the “Shared Information”).  As used herein, Shared Information includes oral, written, and/or electronic information, documents, and/or materials prepared by Single Touch, including its employees and/or contractors, or in-house and external counsel (“Counsel”).

(E)           The Parties desire to avail themselves to the maximum extent possible of all applicable legal privileges.  The Parties intend that Shared Information that would otherwise be subject to one or more legal privileges or protections is and shall be subject to those same privileges and protections despite the fact that it has been developed by or exchanged between them and/or Counsel.  The Parties further intend that Shared Information is and shall be subject to the joint defense doctrine and common interest/community of interest doctrine as recognized in such cases as Hunydee v. United States, 355 F.2d 183 (9th Cir. 1965), Continental Oil Company v. United States, 330 F.2d 347 (9th Cir. 1964), and In re University of California, 101 F.3d 1386 (Fed. Cir. 1996), including the cases cited therein.  The Parties do not intend to waive or limit the application of any applicable legal privileges or protections by providing to one another or to Counsel, or by creating, Shared Information.  Consultant is not authorized to waive any privilege or protection as to Shared Information of Single Touch.

Single Touch Systems Inc. Newport Corporate Center 100 Town Square, Suite 204 Jersey City, NJ 07310
Tel: 201-275-0555 Fax: 201-942-3091 ADC: #SITO www.singletouch.net

(F)           Prior to the execution of this Agreement, Single Touch and/or its Counsel may have shared information and materials with Consultant and/or its Counsel that would be deemed Shared Information as defined in this Agreement.  The Parties hereby state their intention and belief, and they hereby agree, that such information is subject to the same legal privileges and protections as though it had been shared after the execution of this Agreement, and all terms and conditions of this Agreement shall apply to such information.

2.             Compensation.

2.1           Fee.  In consideration of the Services, Company shall pay to Consultant a fee calculated at the rate of one hundred U.S. dollars ($13,000.00) per month for each month Consultant spends providing the Services.  The fee shall be due and payable in twice monthly installments paid by check or direct transfer as directed by Consultant. Consultant shall invoice the details of any expenses incurred in connection with the Services, and the total amount due.

2.2           Equity Grant. As additional consideration for the Services, Consultant has been granted 500,000 options to purchase common shares of the Company pursuant to the terms and conditions indicated in the Notice of Stock Option Grant provided separately to the Consultant (“Option Grant”). The Option Grant is a one-time grant and not a recurring or accruing compensation component of this Agreement. The Company may, at its sole and absolute discretion, grant additional equity in the future as additional consideration for the Services.

2.2           Reimbursement.  Company shall reimburse Consultant's out-of-pocket costs and expenses incurred in providing the Services provided (i) such costs and expenses do not exceed $5000 in the aggregate without the express prior written consent of the Company, and (iii) Consultant provides to Company receipts or other documentary evidence of such costs and expenses in a form reasonably acceptable to Company.  Requests for reimbursement, and supporting documentation therefor, shall be included in any invoices provided pursuant to Section 2.1 above.

2.3           Independent Contractor.  It is expressly understood and agreed that for all purposes, including but not limited to workers compensation, unemployment insurance, FICA, and Federal and State Tax withholding, Consultant shall be deemed an independent contractor and not an employee of Company.

3.             Term

3.1           Term.  The term of this Agreement shall commence on the Effective Date and, continue until terminated in accordance with Section 3.2 below.

Single Touch Systems Inc. Newport Corporate Center 100 Town Square, Suite 204 Jersey City, NJ 07310
Tel: 201-275-0555 Fax: 201-942-3091 ADC: #SITO www.singletouch.net

3.2           Termination. Either party may, at any time during the term of this Agreement, terminate this Agreement for any reason or no reason upon ten (10) days' prior written notice to the other party.  Upon termination of this Agreement in accordance with this Section 3.2, all fees accrued but not yet paid shall become immediately due and owing, but no further fees shall accrue hereunder, and Consultant shall have no obligation to provide any further or additional Services hereunder.

4.             Miscellaneous

4.1           Indemnity.  Each party shall indemnify, defend and hold the other party harmless from any and all liabilities, losses, damages, costs and expenses, including reasonable attorneys' fees, incurred in connection with claims brought by third parties resulting from (i) a breach of this Agreement by the indemnifying party or (ii) any grossly negligent or intentionally wrongful acts or omissions of the indemnifying party.

4.2           Additional Provisions.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.  This Agreement shall inure to the benefit of and be binding upon the parties and their respective lawful successors, assigns, heirs, and personal representatives.  Consultant may not assign this Agreement or delegate its duties and obligations hereunder without the prior written consent of the Company, which consent may be withheld for any reason or no reason at Company's sole discretion.  Company may assign this Agreement without the consent of Consultant.  This Agreement may be modified, amended, or supplemented only by means of a written instrument signed by both parties.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all prior or contemporaneous oral and prior written agreements and understandings.  In the event that any provision of this Agreement shall, for any reason, be held to be invalid or unenforceable in any respect, such invalidity or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid or unenforceable provision had not been included herein.

4.3           Notices.  All notices, requests, demands and other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be deemed to have been duly given upon the date of receipt if delivered by recognized international overnight courier to the addresses set forth below, or via facsimile or email transmission (with automated confirmation of receipt) to the facsimile numbers or email addresses, as the case may be, set forth below, in each case to the attention of the person identified below:

If to Company:
Single Touch Systems, Inc.
100 Town Square Place, Suite 204
Jersey City, NJ 07310
Attn:  CFO

Single Touch Systems Inc. Newport Corporate Center 100 Town Square, Suite 204 Jersey City, NJ 07310
Tel: 201-275-0555 Fax: 201-942-3091 ADC: #SITO www.singletouch.net

If to Consultant:
Peter D. Holden
85 Mallard Drive
Greenwich, CT    06830
Email:  p.holden@ymail.com

Either party may change its designated address and email by notice to the other party in the manner provided in this Section 4.3.

4.4           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California irrespective of any conflict of laws principles.  The parties hereby agree that any action or proceeding with respect to this Agreement (and any action or proceeding with respect to any amendments or replacements hereof or transactions relating hereto) may be brought only in a federal or state court located in New York, State of New York and having jurisdiction with respect to such action or proceeding.  Each of the parties hereto irrevocably consents and submits to the jurisdiction of such courts.

IN WITNESS WHEREOF, each of the parties hereto have caused this Agreement to be executed as a binding agreement between the parties effective as of the date first written above.

Single Touch Systems Inc.		Peter D. Holden

By:	/s/ James Orsini	By:	/s/ Peter D. Holden
Name:	James Orsini		Consultant
Title:	President & CEO

Single Touch Systems Inc. Newport Corporate Center 100 Town Square, Suite 204 Jersey City, NJ 07310
Tel: 201-275-0555 Fax: 201-942-3091 ADC: #SITO www.singletouch.net

EXHIBIT A

SERVICES

The Services shall consist of the following:

All Services provided as Chairman of the Intellectual Property Committee and include advice and support in connection with the review, analysis and development of our Intellectual Property.

The scope of the Services shall include in addition and subject to the requirements of the Intellectual Property Committee charter which may be amended at will by the Intellectual Property Committee and the Board of Directors.

Single Touch Systems Inc. Newport Corporate Center 100 Town Square, Suite 204 Jersey City, NJ 07310
Tel: 201-275-0555 Fax: 201-942-3091 ADC: #SITO www.singletouch.net